Exhibit 10.2

Employment Agreement

This updated agreement made and entered into this June 27, 2016, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Douglas P. Baker, hereinafter referred to as the “Employee”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Douglas P. Baker to serve as the Chief Financial Officer for the company.

Base Compensation. Your annual base salary, commencing June 1, 2016, is $180,000, payable at a rate of $7,500.00 per semi-monthly pay period, representing payment for all hours worked (“Base Compensation”). Your Base Compensation is payable in accordance with the Company’s regular practices.

Bonus. In addition to your Base Compensation, you will be eligible to participate in the Company’s executive bonus plan, subject to its terms and conditions, with an annual target bonus of 30 % of your Base Compensation. Subject to board approval and registration of the plans and related legal compliance, you will have the option to take the bonus in equity or in a split 50/50 arrangement with 50% in cash and 50 % in equity. The option to take all, or a portion, of your bonus in equity is at your discretion.

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs generally offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical and dental insurance and short and long term disability benefits. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Job Responsibilities. As Chief Financial Officer, your responsibilities include oversite and management of all financial and human resources activities, as well as other duties from time-to-time assigned by the CEO. You shall use your best efforts and devote your full time and attention to the business of the Company on a full time basis and shall at all times faithfully and industriously and to the best of your ability, experience and talent, perform all of the duties that may be required of you pursuant to the terms hereof. During the term hereof you shall not engage in any other new employment or consulting activities without the express written consent of the Company other than civic, charitable and/or religious activities, directing your own passive investments and/or serving on boards of directors of other entities so long as such activities do not interfere or conflict with your duties hereunder as reasonably determined by the Company.

Expense Reimbursement. The Company will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship. You also have the right terminate your employment with the company at any time for any reason on thirty days’ prior written notice.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your continued employment with the Company and the increase in compensation reflected herein, you will be required to execute and return to the Company the enclosed Business Protection Agreement.

Conflicts of Interest and Gifts. You will promptly disclose all current and potential interests, direct or indirect, in any entity dealing with the Company which may affect actions and decisions made by you as a representative of the Company, and fully disclose any gift which raises any reasonable possibility of conflict of interest.

Compliance. Unless otherwise directed by the CEO or Board of Directors, you will to the best of your knowledge comply with all applicable laws and Company policies in performing your duties hereunder including federal and state securities laws.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of six (6) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as set forth in your option agreements, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your employment or attributable to the period after termination.

409A. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this Offer Letter (or referenced in this Offer Letter) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

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Required I-9 Documentation. Your employment with the Company is also subject to you providing, if you have not already done so, the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9.

Certifications. By signing this letter, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company.

Additionally, by signing this letter, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, state the terms of your employment and supersede and cancel any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:	Accepted by Employee:

/s/ William J. Febbo	/s/ Douglas P. Baker
William J. Febbo (Date)	Douglas P. Baker (Date)

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